Filed pursuant to Rule 424(b)(5)

Registration No. 333-264068

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 14, 2022)

Nikola Corporation

We previously entered into an equity distribution agreement on August 30, 2022, which was amended and restated on August 4, 2023, or the Equity Distribution Agreement, with Citigroup Global Markets Inc., or the Manager, pursuant to which we agreed to issue and sell, through the Manager, from time to time, shares of our common stock, having an aggregate gross sales price of up to $600,000,000. As of the date of this prospectus supplement, we have sold an aggregate of $288,301,557 of our common stock under the Equity Distribution Agreement, pursuant to (i) our prospectus dated April 14, 2022, or Base Prospectus, as supplemented by the prospectus supplement dated August 30, 2022, or the 2022 ATM Prospectus, and (ii) our Base Prospectus, as supplemented by the prospectus supplement dated August 4, 2023, which amended and restated the 2022 ATM Prospectus, or the 2023 ATM Prospectus. This prospectus supplement should be read in conjunction with the 2023 ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the 2023 ATM Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the 2023 ATM Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend sales under the Equity Distribution Agreement and to terminate the continuous offering by us under the 2023 ATM Prospectus, effective December 6, 2023. We will not make any sales of our common shares pursuant to the Equity Distribution Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Equity Distribution Agreement remains in full force and effect.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On December 5, 2023, the closing price of our common stock was $0.97.

Investing in our common stock involves risks. See the sections entitled “Risk Factors” beginning on page S-5 of the 2023 ATM Prospectus, page 22 of our Annual Report on Form 10-K for the year ended December 31, 2022, page 68 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as well as those described from time to time in our periodic and current reports filed with the SEC, and in the documents we incorporate by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2023.